Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Civista Bancshares, Inc.

We consent to the incorporation by reference in Registration Statements File No. 333-202316 on Form S‑8, File No. 333-260273 on Form S-3 and File No. 333-264111 on Form S-4 of Civista Bancshares, Inc. of our report dated March 14, 2024, with respect to the consolidated financial statements of Civista Bancshares, Inc. and the effectiveness of internal control over financial reporting, including in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ FORVIS, LLP

Cincinnati, Ohio

March 14, 2024